Exhibit 3.2

CORRECTED CERTIFICATE OF

CERTIFICATE OF AMENDMENT OF

RESTATED CERTIFICATE OF INCORPORATION

1. Pursuant to Section 103 of the Delaware General Corporation Law, a Certificate of Amendment of Restated Certificate of Incorporation (the “Certificate”), of Mercury Interactive Corporation was filed with the Delaware Secretary of State on May 19, 2004.

2. The document as filed with the Delaware Secretary of State on May 19, 2004, incorrectly reflects the number of shares of Common Stock authorized to be issued as 555,000,000. The correct number of shares of Common Stock authorized to be issued is 560,000,000.

3. The Certificate in its corrected form is attached hereto as Exhibit A.

IN WITNESS WHEREOF, this Corrected Certificate is executed on behalf of Mercury Interactive Corporation by Susan J. Skaer, its Secretary, this 4th day of June, 2004.

By:	/s/ Susan J. Skaer
Susan J. Skaer
Secretary

EXHIBIT A

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

Mercury Interactive Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: That at a meeting of the Board of Directors of Mercury Interactive Corporation, resolutions were duly adopted setting forth a proposed amendment of the Restated Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED: That the Restated Certificate of Incorporation of this corporation be amended by changing the first paragraph of the Article thereof numbered III, so that, as amended, said first paragraph of said Article shall be and read as follows:

“This corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock”. The total number of shares which the Corporation is authorized to issue is Five Hundred Sixty Five Million (565,000,000) shares. Five Hundred Sixty Million (560,000,000) shares shall be Common Stock and Five Million (5,000,000) shares shall be Preferred Stock, each with a par value of $.002 per share.”

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Mercury Interactive Corporation has caused this certificate to be signed by Amnon Landan, its Chief Executive Officer, and Susan J. Skaer, its Secretary, this 19th day of May, 2004.

By:	/s/ Amnon Landan
Chief Executive Officer

Attest:	/s/ Susan J. Skaer
Secretary